EXHIBIT 99.1

InSite Vision Reports First Quarter 2007 Financial Results

ALAMEDA, Calif. (May 9, 2007) --(BUSINESS WIRE)--InSite Vision Incorporated (AMEX:ISV) -- an ophthalmic therapeutics, diagnostics and drug delivery company, today reported financial results for the three months ended March 31, 2007.

Net loss for the first quarter of 2007 was $2.6 million, or $0.03 per share, compared with a net loss of $5.3 million, or $0.06 per share, for the first quarter of 2006.

Research and development (R&D) expenses decreased to $1.9 million for the first quarter of 2007 compared with $3.1 million for the first quarter of 2006. The decrease was attributed to the completion of two AzaSite™ Phase 3 clinical trials, the second in the first quarter of 2006.

Selling, general and administrative (SG&A) expenses decreased to $1.5 million in the first quarter of 2007 from $1.7 million in the first quarter of 2006.

InSite Vision had cash and cash equivalents of $4.2 million at March 31, 2007, compared with cash and cash equivalents of $1.0 million at March 31, 2006. The increase is due to the $13 million license fee payment from Inspire Pharmaceuticals received in February 2007, and the subsequent repayment of $7.3 million of short-term debt and accrued interest.

S. Kumar Chandrasekaran, Ph.D., InSite Vision's chief executive officer said, “We are excited about the level of activity so far in 2007. We believe that numerous events have begun to build a strong foundation for our future development. One of our recent successes, the FDA approval of AzaSite, is a significant milestone for the Company, and triggered a $19.0 million milestone payment from our AzaSite commercialization partner, Inspire Pharmaceuticals. This payment is due May 11, 2007. We anticipate that AzaSite will be commercially launched in the late third quarter of 2007.

Looking beyond AzaSite, we continue to solidify our foundation in the ophthalmic therapeutics market. Our next product in the pipeline, AzaSite Plus™, has completed Phase 1 clinical trials. We expect to pursue extended clinical trials in the near future,” concluded Dr. Chandrasekaran.

Recent Company Developments

On April 30, 2007, InSite announced that the U.S. Food & Drug Administration (FDA) approved InSite’s New Drug Application (NDA) for AzaSite (azithromycin 1% ophthalmic solution) for the treatment of bacterial conjunctivitis. AzaSite is formulated with DuraSite, InSite Vision’s patented drug delivery vehicle, which enhances the retention time of the antibiotic on the surface of the eye. InSite’s clinical results demonstrated that AzaSite, administered twice per day for two days and then once per day for three days, provided clinically and statistically significant improvements in clinical resolution of symptoms and bacterial eradication compared to placebo; and was equivalent in clinical resolution and bacterial eradication when compared to tobramycin administered four times a day for 5 days.

Under the licensing agreement with Inspire Pharmaceuticals, this approval automatically triggered the milestone payment of $19 million.

Conference Call

Kumar Chandrasekaran, PhD, Chief Executive Officer, and Sandra Heine, Vice President, Finance and Administration, will host a financial community conference call beginning at 4:30 p.m. EDT on Wednesday, May 9, 2007 to discuss these results.

Individuals interested in listening to the conference call may do so by dialing (877) 407-0778 for domestic callers and (201) 689-8565 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. All callers will have to enter the account number 286 and conference ID 240928.

The live conference call will also be webcast and available on the Internet at www.InvestorCalendar.com as well as the Company's website at www.insitevision.com. A recording of the call will be available for 90 days following its completion of the conference call. In addition, this earnings release will be posted to the Company’s web site and furnished to the Securities and Exchange Commission on a Form 8-K prior to the conference call described above.

About InSite Vision Incorporated

InSite Vision is an ophthalmic company primarily focused on developing therapies that treat ocular infections, glaucoma and retinal diseases. InSite Vision's lead product is AzaSite™, a topical anti-infective which targets infections of the eye, which was approved by the FDA in April 2007. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite, InSite Vision's patented drug-delivery vehicle, which offers the benefit of a low-dosing regimen which is attractive to both the eye-care patient and physician.

InSite Vision currently expects AzaSite to be commercially launched in the United States in the late third quarter of 2007. Inspire Pharmaceuticals ( NASDAQ:ISPH) has the responsibility to commercialize AzaSite in the U.S. and Canada in accordance with the parties’ license agreement. InSite plans to pursue additional commercial partnerships during 2007 to address AzaSite market opportunities outside the U.S. and Canada.

The Company will continue to build on its azithromycin/DuraSite technology platform by developing AzaSite Plus as its follow-on to AzaSite. AzaSite Plus is an antibiotic and corticosteroid combination product, where the antibiotic inhibits ocular bacterial proliferation while the corticoseroid allows suppression of the inflammatory response.

Additional information can be found at our website, www.insitevision.com.

This news release contains certain statements of a forward-looking nature relating to future events, such as the timing of the anticipated commercialization of AzaSite, the expected benefits of AzaSite, the Company’s plans to seek additional corporate collaborations to expand AzaSite outside the U.S. and Canada, the Company’s clinical plans with respect to AzaSite Plus and build on its AzaSite technology platform . Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to obtain substantial additional funding to continue its operations; the results of InSite Vision's clinical trials for AzaSite Plus and other product candidates; the ability of InSite Vision to enter into a corporate collaboration for AzaSite outside the U.S. and Canada and with respect to its other product candidates; the ability to commercially launch AzaSite and the timing and success of such a launch; InSite Vision's ability to expand its technology platform to include additional indications; the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products and product candidates, including its OcuGene glaucoma genetic test, AzaSite, AzaSite Plus; InSite Vision's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; its reliance on third parties, including Inspire, for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; and its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; determinations by the FDA, including those with respect to OcuGene, AzaSite Plus. Reference is made to the discussion of these and other risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

Note to Editors: OcuGene(R) is written with a "small cap" G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite(R) and OcuGene(R) are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

Investor Contact:
Ashton Partners
Barry Hutton
888-857-7839
www.ashtonpartners.com

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2007 and 2006
(in thousands, except per share amounts; unaudited)

	Three months ended
	March 31,
	2007	2006

Revenues, net	$929	$1
Cost of revenue	3	3
Operating expenses:
Research and development	1,852	3,143
Selling, general and administrative	1,549	1,666
Total	3,401	4,809
Loss from operations	(2,475)	(4,811)
Interest (expense) and other income, net	(100)	(510)
Net loss	$(2,575)	$(5,321)

Net loss per share basic and diluted	$(0.03)	$(0.06)
Shares used to calculate net loss per share
basic and diluted	93,391	83,756

Condensed Consolidated Balance Sheets
At March 31, 2007 and December 31, 2006
(in thousands; unaudited)

	March 31,	December 31,
	2007	2006

Assets:
Cash and cash equivalents	$4,208	$986
Prepaid expenses and other assets	449	870
Deferred debt issuance cost	-	22
Property and equipment, net	804	561
Total assets	$5,461	$2,439

Liabilities and stockholders' deficit:
Accounts payable and accrued expenses	$1,876	$2,114
Stort-term notes payable	-	6,566
Deferred revenue	12,071	-
Capital lease obligation	58	61
Stockholders' deficit	(8,544)	(6,302)
Total liabilities and stockholders' deficit	$5,461	$2,439